EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	R. Gregory Lewis
(615) 269-1900

J. ALEXANDER’S CORPORATION REPORTS RESULTS
FOR FIRST QUARTER OF 2009 FISCAL YEAR

NASHVILLE, TN., April 29, 2009 -- J. Alexander’s Corporation (NASDAQ: JAX) today reported operating results for the first quarter ending March 29, 2009.

A summary of the first quarter of 2009 compared to the first period of 2008 follows:

•	Net sales increased 1.5% to $38,065,000 from $37,486,000.

•	Average weekly same store sales per restaurant decreased by 6%.

•	Income before income taxes was $447,000 compared to income before income taxes of $1,932,000 in the first quarter of 2008.

•
An income tax benefit of $5,000 was recorded for the first quarter of 2009 primarily because the effect of tax credits earned by the Company exceeded the tax expense computed at statutory rates.  Income tax expense of $356,000 was recorded for the first quarter of 2008.

•
Net income was $452,000 compared to net income of $1,576,000 in the first period of 2008, and earnings per diluted share was $ .07 compared to earnings per diluted share of $ .23 in the first quarter of 2008.

Commenting on the Company’s results, Lonnie J. Stout II, Chairman, President and Chief Executive Officer, said, “The economic recession continued to severely impact our guest base during the first quarter of 2009.   While the decline in our average weekly same store sales was less than the decline of almost 9% in the fourth quarter of 2008, it was still very significant and its effect combined with losses in our newer restaurants, resulted in first quarter income that was substantially below last year’s first period performance.

For the first quarter of 2009, J. Alexander’s Corporation posted average weekly same store sales per restaurant of $91,900, a decrease from $97,800 in the first period a year earlier.  The Company’s average weekly sales per restaurant for the first quarter of 2009 were $88,800, down 8.1% from $96,600 recorded in the comparable quarter of 2008.  Same store sales calculations are based on 28 restaurants open for more than 18 months.

J. Alexander’s Corporation had a decline of 6% in average guest counts on a same store sales basis from the comparable period of 2008.  The average guest check, including alcoholic beverage sales for the quarter, increased by an estimated 0.9% to approximately $25.  The effect of menu price increases for the quarter was approximately 0.7% compared to the same period of 2008.

“Overall, we are pleased with the operational execution at most of our restaurants,” Stout continued.  “Unfortunately, restaurant usage is down across all segments of our markets.  In the current economic environment consumers are not visiting their favorite restaurants on a frequent basis and they are more cautious when trying new restaurants. Feedback, including mystery shopper scores and operational evaluations in our new restaurants, has been very good.  As we have previously indicated, sales ramp up in our newer restaurants is very slow, but we remain encouraged that they will eventually be satisfactory performers.”

Cost of sales for the first quarter of 2009 was 31.4% of net sales, down from 32.1% of net sales in the first period a year earlier. This decrease was due to significantly lower input costs for beef, which has been purchased at market prices since March of 2008 rather than at fixed contract prices prior to that time. The effect of lower beef prices paid in the first quarter of 2009 compared to those paid in the first quarter of 2008 reduced cost of sales by approximately 1.7% of net sales and more than offset increases in certain other food products.  Restaurant labor and related costs as a percentage of net sales rose to 33.5% in the first quarter of 2009 from 31.2% in the first period of 2008. The large increase in labor as a percentage of sales was due primarily to the effect of the first quarter same store sales decline and the impact of new restaurants.

General and administrative expenses for the first quarter of 2009 decreased by 7.3%, largely as a result of a decline in management training salaries from the first period of 2008 when the Company was preparing for three restaurant openings.

For the first quarter of 2009, J. Alexander’s Corporation’s restaurant operating margins (net sales minus total restaurant operating expenses divided by net sales) declined to 8.6% from 13.0% in the same period of the previous year.  The decrease in the most recent quarter reflected the negative effects of same store sales declines and the performance of new restaurants.

Stout said the Company’s current outlook for overall costs and expenses is generally favorable.  “Input costs remain especially low in the beef area where prices have been more attractive than at this point a year ago.  Our outlook is that input costs will generally remain stable, and in some cases favorable, for the rest of this year.  We also expect that our labor costs will remain relatively stable through the final three quarters of 2009.

“Our position with respect to the foreseeable future has not changed since the outset of 2009,” Stout observed.  “We believe 2009 will continue to be very challenging and our expectations for the remainder of the year are very modest.  We are confident that once the economy begins to improve, sales in the restaurant industry should rebound.  In the meantime, we will stay the course with our business, doing what is right in meeting the demands and expectations of our loyal guests. We are committed to providing our guests with outstanding quality food backed by the highest levels of professional service.”

The Company also announced that it has obtained a waiver of certain financial covenants in its bank line of credit agreement for the first quarter of 2009 and based on discussions with its bank believes that it will be able to amend and extend the credit agreement in the near future. However, there can be no assurance that the Company will ultimately receive an extension of the credit agreement. There are currently no borrowings outstanding under the agreement.

The Company also said that it has been named as a defendant in a lawsuit in Kansas City seeking compensation for servers at the Company’s restaurant there based upon allegations that the Company’s “tip share” pool was not correctly administered. Based upon the Company’s review of its practices at that restaurant to date, the Company believes that the claim arises from a single employee at the restaurant whose right to participate in the tip share pool is in question. Because of the nature of the statutory remedy for violations of rules relating to tip share pools, the Company expects that it may incur significant expense in defending or settling the claims associated with this litigation.

J. Alexander’s Corporation operates 33 J. Alexander’s restaurants in thirteen states: Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas.  J. Alexander’s is an upscale, contemporary American restaurant known for its wood-fired cuisine.  The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts.  J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.

J. Alexander’s Corporation is headquartered in Nashville, Tennessee.

This press release contains forward-looking statements that involve risks and uncertainties.  Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors.  These risks, uncertainties and factors include the Company’s ability to maintain satisfactory guest count levels and maintain or increase  sales and operating margins in its restaurants under recessionary economic conditions, which may continue indefinitely and which could worsen; conditions in the U.S. credit markets and the availability of bank financing on acceptable terms; changes in business or economic conditions, including rising food costs and product shortages as well as mandated  increases in the minimum wage the Company is required to pay; the effect of  higher gasoline prices or commodity prices, unemployment and other economic factors on consumer demand; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s  new restaurants with its existing restaurants in the same vicinity; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; expenses incurred if the Company is the subject of claims or litigation or increased governmental regulation; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and The NASDAQ Stock Market LLC.  These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

-tables to follow-

J. Alexander's Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited in thousands, except per share amounts)

	Quarter Ended
	March 29	March 30
	2009	2008
Net sales	$38,065	$37,486
Costs and expenses:
Cost of sales	11,953	12,048
Restaurant labor and related costs	12,736	11,699
Depreciation and amortization of restaurant property and equipment	1,668	1,445
Other operating expenses	8,449	7,412
Total restaurant operating expenses	34,806	32,604
General and administrative expenses	2,348	2,533
Pre-opening expense	—	44
Operating income	911	2,305
Other income (expense):
Interest expense	(479)	(452)
Interest income	1	62
Other, net	14	17
Total other expense	(464)	(373)
Income before income taxes	447	1,932
Income tax benefit (provision)	5	(356)
Net income	$452	$1,576

Basic earnings per share	$.07	$.24

Diluted earnings per share	$.07	$.23

J. Alexander's Corporation and Subsidiaries
Consolidated Statements of Income
Percentages of Net Sales (Unaudited)

	Quarter Ended
	March 29	March 30
	2009	2008
Net sales	100.0%	100.0%
Costs and expenses:
Cost of sales	31.4	32.1
Restaurant labor and related costs	33.5	31.2
Depreciation and amortization of restaurant property and equipment	4.4	3.9
Other operating expenses	22.2	19.8
Total restaurant operating expenses	91.4	87.0
General and administrative expenses	6.2	6.8
Pre-opening expense	—	0.1
Operating income	2.4	6.1
Other income (expense):
Interest expense	(1.3)	(1.2)
Interest income	—	0.2
Other, net	—	—
Total other expense	(1.2)	(1.0)
Income before income taxes	1.2	5.2
Income tax benefit (provision)	—	(0.9)
Net income	1.2%	4.2%

Note: Certain percentage totals do not sum due to rounding.

Average Weekly Sales Information:

Average weekly sales per restaurant	$88,800	$96,600
Percent change	-8.1%

Same store weekly sales per restaurant (1)	$91,900	$97,800
Percent change	-6.0%

(1)  Includes the twenty-eight restaurants open for more than eighteen months.

J. Alexander's Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited in thousands)

	March 29	December 28
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$2,838	$2,505
Deferred income taxes	1,098	922
Other current assets	6,595	6,839
Total current assets	10,531	10,266

Other assets	1,536	1,455
Property and equipment, net	85,298	86,547
Deferred income taxes	6,459	6,635
Deferred charges, net	638	666
	$104,462	$105,569

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$11,425	$13,018
Long-term debt and capital lease obligations	20,164	20,401
Other long-term liabilities	8,931	8,754
Stockholders’ equity	63,942	63,396
	$104,462	$105,569